Exhibit 5.1

[Alliance HealthCare Services, Inc. Letterhead]

August 5, 2009

Alliance HealthCare Services, Inc.

100 Bayview Circle, Suite 400

Newport Beach, California  92660

Ladies and Gentlemen:

I am the General Counsel of Alliance HealthCare Services, Inc., a Delaware corporation (the “Company”) and am familiar with the proceedings and documents related to the proposed registration by the Company, through a Registration Statement on Form S-8 (the “Registration Statement”), to be filed by the Company with the Securities and Exchange Commission (the “Commission”), of 3,000,000 shares of the Company’s common stock, $0.01 par value (the “Shares”), issuable pursuant to the 1999 Equity Plan for Employees of Alliance Imaging, Inc. and Subsidiaries, as amended and restated (the “Plan”).   This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”), and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issue of the Shares.

For the purposes of rendering this opinion, I have examined such matters of fact and questions of law as I have considered appropriate for purposes of this letter. With your consent, I have assumed that proceedings to be taken by the Company in connection with the authorization, issuance and sale of the Shares pursuant to the Plan will be timely completed in the manner presently proposed by the Plan, and relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  I am opining herein as to the General Corporation Law of the State of Delaware, and I express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is my opinion that, as of the date hereof, upon execution, issuance and delivery of certificates representing the Shares (and notation of such issuance in the stock transfer records of the Company) and receipt of payment for such Shares in the manner contemplated by the Plan in an amount in cash or other legal consideration of not less than the aggregate par value thereof, and assuming the Company completes all other actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the terms of the Plan, the Shares will be duly authorized by all necessary corporate action of the Company, the Shares will be validly issued, and the Shares will be fully paid and non-assessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  I consent to your filing this opinion as an exhibit to the Registration Statement.  In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Eli H. Glovinsky
Eli H. Glovinsky
Executive Vice President, General Counsel
and Secretary